Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company Elizabeth M. Cook Director of Investor Relations (804) 780-3000

JAMES RIVER COAL COMPANY UPDATES SALES CONTRACT POSITION AND PROVIDES 2008 GUIDANCE

▪	Reached agreements in October and November to ship CAPP coal in 2008 at an average price of $54.76; significantly above Q-3 agreements of $47.14

▪	Approximately 22% of expected 2008 CAPP shipments remain open to new pricing.

RICHMOND, VA., November 26, 2007 – James River Coal Company (NASDAQ:JRCC), a producer of steam and industrial-grade coal, today updated the sales contract position as of November 21, 2007 and released guidance for 2008.

The guidance contained below represents forecasts, which indicate a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates.  While James River believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts, and such differences could be material.  These forecasts are subject to risks identified under “forward-looking statements” below.

Peter T. Socha, Chairman and Chief Executive Officer of James River, commented: “Our guidance for 2008 reflects the completion of our management and board budget process. It also reflects the recent strength in the coal markets.  We have reached agreements to sell a portion of our open tonnage at prices much higher than we saw just a few months ago. Most importantly, we continue to have a significant amount of our expected 2008 CAPP shipments available to price and sell into the strengthening world markets.”

GUIDANCE

		2008 Guidance
		(In 000's except per ton amounts)
Total JRCC Operations

	Adjusted EBITDA (1)	$52,000	to	$60,000
	Capital Expenditures	$48,000	to	$52,000
	Depreciation, Depletion and Amortization	$65,000	to	$69,000

Central Appalachia Operations

	Shipments (tons)	9,500	to	9,700
	Cash Cost (per ton)	$44.00	to	$45.00

Midwest Operations

	Shipments (tons)	3,260	to	3,400
	Cash Cost (per ton) (2)	$25.00	to	$26.00

(1)	Adjusted EBITDA is defined under “Reconciliation of Non-GAAP Measures" in this release.
	Adjusted EBITDA is used to determine compliance with financial covenants in our senior secured credit facilities

(2)	Cash costs for the Midwest Operations includes an estimate for expected fuel index adjustments.

SALES POSITION

As of November 21, 2007, we had the following priced and unpriced sales position:

	2008 Priced				2008 Unpriced Tons
	As of September 30, 2007		As of November 21, 2007		As of November 21, 2007
	Tons	Average Price Per Ton	Tons	Average Price Per Ton	Thermal Coal	Industrial Stoker Coal
CAPP (1)	5,988	$48.01	7,429	$49.32	1,621 - 1,771	450 - 500
Midwest (2)	3,230	$28.36	3,258	$30.32	0 - 142	N/A

(1)
CAPP tons placed under contract in Ocober and November include approximately 175,000 tons of industrial  stoker coal.  The Company's sales commitments for 2009 and 2010 have not changed since September 30, 2007.

(2)	Average Sales Price as of November 21, 2007, for the Midwest Operations includes an estimate for expected fuel index adjustments.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers.  The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

EBITDA is a measure used by management to measure operating performance.  We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance.  We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates.  In addition, we use EBITDA in evaluating acquisition targets.

Adjusted EBITDA is the measure used in our current debt covenants.  Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges.  As previously disclosed, we expect these further adjustments to total approximately $2 million per quarter, or $8 million per year.  Adjusted EBITDA is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.  We are unable to reconcile the forecasted Adjusted EBITDA figures used in this release to GAAP net loss because it is not feasible to forecast specific GAAP line items.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity.  Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Additionally, EBITDA or Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.

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